Exhibit a(14)
BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
PRESS RELEASE
BAIRNCO CORPORATION RESPONDS TO STEEL PARTNERS FILING

Lake Mary, Florida, December 29, 2006 — Bairnco Corporation (NYSE: BZ) today issued the following statement in response to Steel Partners II, L.P.’s (“Steel Partners”) announcement that it is filing a preliminary consent solicitation statement with the Securities and Exchange Commission relating to Bairnco Corporation:
“We continue to believe that Steel Partners’ $12.00 tender offer is not in the best interests of Bairnco’s shareholders and that implementing our current strategic plan provides the best opportunity to enhance shareholder value over the long term. As we disclosed in October, our Board conducted an extensive, thorough review and concluded that Steel Partners’ inferior $12.00 offer — which remains unchanged since June — would not deliver the same value potential as operating Bairnco as a standalone company, particularly given our strong operating performance over the last six months, the accretive nature of our recent Sharptech acquisition and the continuing momentum we are experiencing across key areas of our business, all which are reflected in our previously stated increased guidance for 2007 earnings per share from a range of $.95 to $1.05 to a range of $1.05 to $1.20.”
“We urge shareholders to take no action until they have received further information from the Company regarding Steel Partners’ proposed consent solicitation.”
“Safe Harbor” Statement under the Private Securities Reform Act of 1995
Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.
About Bairnco
Bairnco Corporation is a diversified multinational company that operates two distinct businesses — Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.
CONTACTS:
Kim Levy or Shannon Provost, Sard Verbinnen & Co
Telephone: (212) 687-8080, ext. 248
Kenneth L. Bayne, Bairnco Corporation
Telephone: (407) 875-2222, ext. 227
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